Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces First Quarter 2013 Results

•	Q1 2013 revenue of $54.3 million, up slightly from prior year

•	Pro forma EPS of $0.10, at mid point of guidance and up 25% from prior year

•	Board authorizes additional $5.0 million for stock repurchase program

MIAMI, FL – May 7, 2013—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and business transformation consulting firm, today announced its financial results for the first quarter, which ended March 29, 2013.

First quarter 2013 revenue was $54.3 million. Pro forma diluted earnings per share were $0.10 for the first quarter of 2013, as compared to $0.08 for the same period in 2012. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

GAAP diluted earnings per share were $0.06 for the first quarter of 2013, as compared to $0.09 in the first quarter of 2012. GAAP earnings per share for the first quarter of 2012 benefitted by $1.3 million, or $0.03 per share, resulting from the release of tax valuation allowances.

At the end of the first quarter of 2013, the Company’s cash balances were $12.0 million. During the first quarter, the Company paid down $4.5 million of its credit facility, leaving a $20.5 million balance at quarter end.

Subsequent to the end of the first quarter of 2013, cash was utilized to repurchase approximately 113 thousand shares of the Company’s common stock at an average price of $4.79, for a total cost of $544 thousand. At its recent meeting, the Board of Directors approved to increase the stock repurchase program authorization by an additional $5.0 million.

“Even though new year initiatives did not ramp up as quickly as we planned, we reported solid operating results,” stated Ted A. Fernandez, Chairman and CEO of The Hackett Group, Inc. “Given the solid U.S. momentum that we are experiencing, we believe we can continue to improve our financial performance even if European headwinds continue.”

Based on the current economic outlook, the Company estimates total revenue for the second quarter of 2013 to be in the range of $54.0 million to $56.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.10 to $0.12.

Other Highlights

IT Key Issues Study—A new IT Key Issues study from The Hackett Group found that IT organizations can expect to see small increases in operating budgets for 2013, even as cutbacks continue across other parts of business services, including finance, HR, and procurement. The study found that the IT budget increases are in part being driven by increased demand and expectations, as IT organizations are being asked to respond to the new “borderless” business environment by building out a flexible, virtual, data-enabled model for service delivery.

Procurement Key Issues Study—A new Procurement Key Issues study from The Hackett Group found that procurement leaders face new pressures in 2013 as companies focus on profitable growth and balance local agility with global scale in their value chains. While company revenue continues to grow, procurement leaders along with other business functions continue to be asked to do more with less. Procurement leaders are now focusing on a much broader list of procurement strategy priorities designed to improve their alignment with business objectives.

Manufacturing Costs Research—New research from The Hackett Group found that US manufacturers are targeting an aggressive 1.5 percent reduction in cost of goods sold (COGS) for 2013 in an effort to drive margin growth. The study found that with GDP growth stabilizing in major regions of the world, manufacturers are expecting reduced sales forecast uncertainty, enabling them to plan supply requirements and manufacturing capacity with far greater confidence.

2013 Best Practices Conference Preview—The Hackett Group announced plans to hold its 2013 U.S. Best Practices Conference in Miami on May 21-22. The event will feature senior executives from nearly a dozen of the world’s largest and most successful companies—including Citigroup, General Electric, General Mills, Kimberly-Clark, MetLife, Office Depot, and TE Connectivity— discussing their efforts to improve efficiency and effectiveness in finance, IT, HR, procurement, and other business services.

On Tuesday, May 7, 2013, senior management will discuss first quarter results in a conference call at 5:00 P.M. ET.

The number for the conference call is (800) 779-3138, [Passcode: First Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, May 7, 2013 and will run through 5:00 P.M. ET on Tuesday, May 21, 2013. To access the rebroadcast, please dial (866) 441-1052. For International callers, please dial (203) 369-1059.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, May 7, 2013 and will run through 5:00 P.M. ET on Tuesday, May 21, 2013. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

For additional information on The Hackett Group, please visit our website at www.thehackettgroup.com.

About The Hackett Group

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and business transformation consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 8,500 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett ERP Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,500 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 87% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 29, 2013	March 30, 2012
Revenue:
Revenue before reimbursements	$48,871	$49,044
Reimbursements	5,478	5,039

Total revenue	54,349	54,083

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $823 and $758 of stock compensation expense in the quarters ended March 29, 2013 and March 30, 2012, respectively)	32,042	30,560
Reimbursable expenses	5,478	5,039

Total cost of service	37,520	35,599
Selling, general and administrative costs (includes $699 and $507 of stock compensation expense in the quarters ended March 29, 2013 and March 30, 2012, respectively)	13,300	14,507

Total costs and operating expenses	50,820	50,106

Income from operations	3,529	3,977
Other income (expense):
Interest income	1	9
Interest expense	(142)	(27)

Income from continuing operations before income taxes	3,388	3,959
Income tax expense	1,359	108

Income from continuing operations	2,029	3,851
Loss from discontinued operations	(71)	(318)

Net income	$1,958	$3,533

Basic net income per common share:
Income per common share from continuing operations	$0.07	$0.10
Loss per common share from discontinued operations	(0.00)	(0.01)

Net income per common share	$0.06	$0.09

Diluted net income per common share:
Income per common share from continuing operations	$0.06	$0.10
Loss per common share from discontinued operations	(0.00)	(0.01)

Net income per common share	$0.06	$0.09

Weighted average common shares outstanding:
Basic	30,292	38,524
Diluted	31,473	39,938

Pro forma data (1):
Income from continuing operations before income taxes	$3,388	$3,959
Stock compensation expense	1,522	1,265
Amortization of intangible assets	150	137

Pro forma income before income taxes	5,060	5,361
Pro forma income tax expense	2,024	2,144

Pro forma net income	$3,036	$3,217

Pro forma basic net income per common share	$0.10	$0.08
Weighted average common shares outstanding	30,292	38,524

Pro forma diluted net income per common share	$0.10	$0.08
Weighted average common and common equivalent shares outstanding	31,473	39,938

(1)	The Company provides pro forma earnings results (which exclude the amortization of intangible assets, stock compensation expense and results from discontinued operations and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 29, 2013	December 28, 2012

ASSETS
Current assets:
Cash and cash equivalents	$11,337	$16,906
Accounts receivable and unbilled revenue, net	33,798	36,869
Deferred tax asset, net	4,221	4,741
Prepaid expenses and other current assets	2,646	2,335

Total current assets	52,002	60,851

Restricted cash	684	683
Property and equipment, net	13,008	12,859
Other assets	1,409	1,598
Goodwill, net	75,104	76,220
Non-current deferred tax asset, net	779	1,710

Total assets	$142,986	$153,921

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,816	$7,711
Accrued expenses and other liabilities	21,414	26,484
Current portion of long-term debt	—	2,895

Total current liabilities	26,230	37,090
Long-term debt	20,526	22,105

Total liabilities	46,756	59,195

Shareholders’ equity	96,230	94,726

Total liabilities and shareholders' equity	$142,986	$153,921

Page 6 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	March 29, 2013	March 30, 2012	December 28, 2012
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$43,612	$47,124	$45,130
ERP Solutions (3)	10,737	6,959	9,912

Total revenue	$54,349	$54,083	$55,042

Revenue Concentration:
(% of total revenue)
Top customer	4%	5%	3%
Top 5 customers	14%	16%	13%
Top 10 customers	23%	27%	22%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	719	691	724
Total headcount	906	891	921
Days sales outstanding (DSO)	56	56	59
Cash (used in) provided by operating activities (in thousands)	$(547)	$(3,833)	$9,219
Depreciation (in thousands)	$499	$614	$483
Amortization (in thousands)	$150	$137	$136

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$329	$374	$342

ERP Solutions:
ERP Solutions consultant utilization rate (3)	75%	69%	68%
ERP Solutions gross billing rate per hour (3)	$137	$119	$135

Share Repurchase Plan (4):
Shares repurchased in the quarter (in thousands)	—	—	—
Cost of shares repurchased in the quarter (in thousands)	$—	$—	$—
Average price per share of shares purchased in the quarter	$—	$—	$—
Remaining authorization (in thousands)	$556	$556	$556

(2)	The Hackett Group encompasses the Benchmarking, Business Transformation and Executive Advisory groups, and EPM Technologies.
(3)	ERP Solutions encompasses Best Practice Implementation of ERP Software, which is currently SAP.
(4)	The Share Repurchase Plan information does not include 11.0 million shares purchased pursuant to the Dutch Tender Offer at $5.00 per share for a total of $55.0 million, excluding fees, during Q1 2012.